Exhibit 10.47
December 21, 2010
Mark A. Wilhelm
Safety National Casualty Corporation
1832 Schuetz Road
St. Louis, Missouri 63146
Re: Second Amendment to Stock Option Award Agreement
Dear Mark:
     This will confirm that, pursuant to action taken on the date hereof by the Compensation Committee (the “Committee”) of the Board of Directors of Delphi Financial Group, Inc. (“Delphi”), the Stock Option Award Agreement dated February 21, 2008, as amended by the Amendment thereto dated December 19, 2008 (the “Award Agreement”), pursuant to which you were granted options to purchase up to 225,000 shares of Delphi’s Class A Common Stock pursuant to Delphi’s 2003 Employee Long-Term Incentive and Share Award Plan (the “Plan”), has been further amended as provided herein. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Award Agreement.
     Specifically, the first paragraph of the Special Adjustment Provisions contained in Exhibit A to the Award Agreement, which relates to the calculation of investment income for purposes of determining Pre-Tax Operating Income, has been deleted in its entirety and replaced with the following:
“Investment income: In lieu of actual investment income, for each of the 2008, 2009, 2010, 2011 and 2012 years, investment income shall be based on the average amount of Investable Assets (as defined below) for such year, which shall be calculated as (a) one-half of the sum of the beginning-of-year and end-of-year Investable Assets balances, in both cases as adjusted pursuant to the following two paragraphs, multiplied by (b) the crediting rate of 6.38% per annum. “Investable Assets” shall include cash, investments, other investable balances (which shall be deemed to include real estate held for investment purposes) and balances due from affiliates, and fixed maturity investments will be included at amortized cost to

Mark A. Wilhelm
December 21, 2010

eliminate any effects of classification for SFAS 115 purposes. The average amount of Investable Assets, as so determined, will be (1) increased or decreased, as applicable, to eliminate the effect of any Excluded Item (other than any such item involving a realized investment gain or loss), (2) increased (decreased) by the amount of dividends in excess of (lesser than) $2,000,000, (3) decreased by the amount of the consideration paid (regardless of the form thereof) in connection with the acquisition of any Acquired Entity as described above and (4) decreased for any capital contributed by Delphi. For the avoidance of doubt, the adjustments for which the preceding sentence provides shall apply with respect to the year in which the applicable event giving rise to the adjustment occurs and shall also be applied in subsequent years so as to reflect the continuing effects of such event.
For each year, the end-of-year Investable Assets balance shall be (i) decreased by the amount of any realized investment gains recognized during such year, net of any current federal income tax expenses resulting from the recognition of such gains, and (ii) increased by the amount of any realized investment losses recognized during such year, net of any current federal income tax benefits resulting from the recognition of such losses. All determinations and calculations regarding tax expenses and benefits pursuant to the preceding sentence shall be made by Delphi.
For each year (other than the 2008 year), the beginning-of-year Investable Assets balance for such year shall be deemed to be equal to the end-of-year Investable Assets balance for the preceding year, taking into account any adjustments thereto made pursuant to the preceding paragraph.”
     Except as provided above, the Award Agreement shall remain in full force and effect according to its terms.
     If you are in agreement with and consent to the terms and conditions of this Second Amendment, please confirm such agreement and consent by executing both counterparts of this

Mark A. Wilhelm
December 21, 2010

Second Amendment and returning one fully executed counterpart to me. The other counterpart should be retained for your files.

Very truly yours,

/s/ CHAD W. COULTER Chad W. Coulter
Senior Vice President, Secretary
and General Counsel

Agreed to and consented:

/s/ MARK A. WILHELM Mark A. Wilhelm